Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Time Warner Inc. (“Time Warner”) pertaining to the Time Warner Supplemental Savings Plan of our reports dated February 26, 2014, with respect to the consolidated financial statements, supplementary information and schedule of Time Warner and the effectiveness of internal control over financial reporting of Time Warner included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 5, 2014